Whyteburg Limited
                                 Aeulestrasse 5

                                   P.O.Box 470
                                   Vaduz 9490
                                  Liechtenstein

Friday, April 30, 1999

EnterTech Media Group, Inc.
50 West Liberty Street, suite 880
Reno

Nevada 89501
USA

Dear Sirs:

We confirm that we will make available to you a loan on the terms and conditions of this letter (the "Loan").

The Loan will consist of sums advanced to you from time to time.

You will repay the Loan together with all interest outstanding on it within fourteen days of a written demand being made. You may repay the Loan or any part of it at any time.

The principal amount of the Loan outstanding from time to time will carry interest at the rate of 1% per calendar or part thereof and compounding monthly in arrears on the last day in each calendar month with the principal amount of the Loan plus interest then outstanding.

You will make all repayments in US Dollars to us at our account at CIBC Wood Gundy in Toronto, Canada (details of which are attached hereto) or such other account as we may from time to time advise you of in writing. If any payment becomes due on a day that is not a day on which banks are generally open for business in Toronto, then the due date of such payment will be extended to the next business day. You will make all payments under or in respect of this Loan without deduction, abatement, setoff or counterclaim and free and clear of any withholding or deduction for or on account of tax, save as may be required by law.

Any demand or notice in respect of this letter and/or the Loan will be in writing and (without prejudice to any other effective means of serving it) may be served on you by delivering it to the above address. Any such demand or notice delivered by hand shall be deemed to have been received immediately upon delivery. Any such demand or notice sent by post shall be deemed to have been received at the opening of business on the first working day following the day on which it was posted, even if returned undelivered.

Time shall be of the essence in respect of your obligations under or in respect of this Loan but no failure by us to exercise or delay by us in exercising any right or remedy under or in respect of this Loan shall operate as a waiver of it, nor shall any single, partial or defective exercise by us of any such right or remedy preclude any other or further exercise of that or any other right or remedy.

It is agreed that English Law governs this letter and the Loan.

Yours sincerely,


For and on behalf of Whyteburg Limited

         Agreed and accepted by:

         Date:

         Name:

         As authorised by EnterTech Media Group, Inc.

         Witnessed by:

         Name:

         Address: